PROSPECTUS

Final Prospectus
Filed Pursuant to Rule 424(b)(3)
File No.  333-171184

®

ADCARE HEALTH SYSTEMS, INC.

3,428,581 Shares of Common Stock

Pursuant to a securities purchase agreement entered into on October 26, 2010, as amended on October 29, 2010, we issued $11,800,000 in aggregate principal amount of unsecured subordinated convertible notes, or the convertible notes, in a private placement that initially closed on October 26, 2010, with a second closing on October 29, 2010.  This prospectus may be used by the selling stockholders named in this prospectus to resell from time to time the shares of common stock issuable upon conversion of their convertible notes.

The convertible notes are initially convertible into 2,857,143 shares of common stock, based on a conversion price of $4.13, which is subject to adjustment from time to time as the result of certain issuances of our common stock, or securities convertible into or exercisable for shares of common stock, below the then existing conversion price, as described in further detail in this prospectus.  Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes, or initially 3,428,581 shares.

The selling shareholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the registered shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive proceeds from the sale of any of the common stock registered pursuant to this prospectus.  The selling shareholders will sell the shares in accordance with the “Plan of Distribution” set forth in this prospectus.  The selling shareholders will bear all commissions and discounts, if any attributable to the sale of the registered shares.  We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is traded on the NYSE AMEX under the symbol “ADK”.  On November 30, 2010, the last reported sale of our common stock on the NYSE AMEX was $3.70 per share.  As of November 30, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $24,375,320.

You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information”.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4 for certain risks and uncertainties that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2011.

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TABLE OF CONTENTS

        Page

PROSPECTUS SUMMARY

RISK FACTORS

5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

13

DESCRIPTION OF PRIVATE PLACEMENT AND MATERIAL TERMS OF THE NOTES

14

USE OF PROCEEDS

16

SELLING SHAREHOLDERS

16

PLAN OF DISTRIBUTION

19

LEGAL MATTERS

21

EXPERTS

21

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

21

WHERE YOU CAN FIND ADDITIONAL INFORMATION

22

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

22

______________________________________

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  The information on this prospectus is complete and accurate only as of the date of the front cover regardless of the time delivery of this prospectus or of any sale of shares.  Except where the context requires otherwise, in this prospectus, the words “Company,” “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc., an Ohio corporation.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus.  It does not contain all of the information that is important to you.  We encourage you to carefully read this entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 4 of this prospectus, as well as the information incorporated by reference, before making a decision about whether to invest in our common stock.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

We are a Springfield, Ohio based developer, owner and manager of retirement communities, assisted living facilities, nursing homes, and provide home health care services in the states of Ohio, Georgia and Alabama.  We currently manage twenty-nine facilities, comprised of twenty skilled nursing centers, eight assisted living residences and one independent living/senior housing facility, totaling over 2,400 units.

We were organized in 1989 by Gary Wade and J. Michael Williams.  Mr. Wade remains active in the management of the business, as President and CEO.  Passport Retirement, founded by David A. Tenwick, our Chairman, acquired AdCare Health Systems in 1995.  We have a seasoned senior management team with substantial senior living, healthcare and real estate industry experience.  Our senior management team is incentivized to continue to grow our business through their combined ownership of approximately 31% of our common stock.

Description of Business

We have an ownership interest in ten of the facilities we manage, comprised of 100% ownership of four of the skilled nursing centers and six assisted living facilities.  The assisted living facilities that we own operate under the name Hearth & Home, with the tag line “Home is where the hearth is . . .”  We also maintain a development/consulting initiative which is strategic in providing potential management opportunities to our core long-term care business.  AdCare Health Systems, Inc. and Hearth & Home are registered trademarks.  Our communities are located in Ohio, Georgia and Alabama.

Acquisitions

We have embarked on a strategy to grow our business through acquisitions and leases of senior care facilities and businesses providing services to those facilities.  During 2009, we engaged a Chief Acquisitions Officer with the primary purpose of identifying opportunities in the Midwestern and Southeastern United States.  We have completed several acquisitions during 2010, primarily in the Southeast.

On March 31, 2010, we completed our acquisition of Community’s Hearth & Home in which we acquired our partners’ 50% interest in one assisted living facility located in Urbana, Ohio, and two located in Springfield, Ohio.  We acquired our partners’ interest primarily to exercise complete control over decisions effecting the operations and the use and allocation of the assets and cash flow generated by the businesses.  Additionally, we feel the bargain purchase price presented an excellent low cost opportunity to increase our ownership to 100%.  Until this acquisition occurred, we consolidated the results of operations of these facilities and reflected our partners’ share of the net income or loss generated as income attributable to noncontrolling interests.  Following the acquisition, we will recognize 100% of the income generated by these facilities with no portion being attributed to the noncontrolling interest.  Additionally, 100% of the cash flow generated by the operations of these facilities will be available to allocate to other company initiatives without sharing it with our partner.

On April 9, 2010, Riverchase Village ADK, LLC, (“Riverchase”) a wholly owned subsidiary of AdCare Health Systems, Inc. entered into a Purchase Agreement with CSC Enid Properties, LLC, an Oklahoma limited liability company controlled by a bank, to acquire the assets of Riverchase Village, a 105 bed assisted living facility located in Hoover, Alabama.  The purchase price was $5,000,000 and we paid $150,000 upon signing the purchase agreement as earnest money. The closing conditions were amended and we paid another

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$100,000 as earnest money on May 27, 2010.  The right to acquire Riverchase was assigned to Chris Brogdon, Vice Chairman of the Company, on June 22, 2010, and the transaction closed on June 25, 2010.  As consideration for the assignment, Riverchase granted us a one year option with a $100,000 exercise price to acquire Riverchase under the same terms and conditions as set forth in the Purchase Agreement.  In addition, we entered into a five year management contract to manage Riverchase.  In connection with financing the transaction, Riverchase borrowed from the Medical Clinic Board of the City of Hoover the proceeds from the issuance of $5,845,000 First Mortgage Healthcare Facility Revenue Bonds (Series 2010A) and $520,000 First Mortgage Revenue Bonds (Series B) to acquire the Property, pay the cost of certain repairs and improvement to the Property, fund certain reserves and pay the cost of the issuance of the Bonds. As part of the financing, we were required to be a guarantor on the bonds.  Riverchase has refunded the $250,000 of earnest money to us.  The results of operations of Riverchase Village have been consolidated in our financial statements as a result of our determination that Riverchase Village is a variable interest entity of which AdCare Health Systems is the primary beneficiary.

On July 30, 2010, we entered into various agreements to take over as the operator of ten skilled nursing facilities located in Georgia.  These facilities were previously being operated by another company (the “prior operator”) that filed for bankruptcy relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Georgia.  The prior operator was operating these facilities under operating lease agreements with two different owners.  The lessors of these facilities own the bed licenses required to operate them as skilled nursing facilities.

For eight of the ten skilled nursing facilities (the “G8 facilities”), we entered into new long-term lease agreements with the facility owner on July 30, 2010.  We began leasing and managing the operations of five of the G8 facilities effective August 1, 2010 and the remaining three facilities effective September 1, 2010.  The master lease agreement is for 10 years and requires total rent payments of $397,650 per month for the G8 facilities increasing by 2% each year.  As of September 30, 2010, the Company has paid $375,000 in security deposits and $583,633 in advance rent to be applied at the end of the lease term.

In a separate operations transfer agreement with the prior operator, we acquired certain assets of the prior operator for a total purchase price of approximately $3,250,000 including acquisition costs of approximately $100,000.  As part of this asset acquisition, we acquired approximately $3,000,000 in accounts receivable, $1,400,000 in lease acquisition costs and other assets, and assumed approximately $870,000 in accounts payable and a $280,000 loss contingency.

Effective October 1, 2010, we acquired the operations of and selected assets of Coosa Valley Health Care, a 124 bed skilled nursing facility located in Gadsden, Alabama, for a purchase price of $8,700,000.  We did not assume any liabilities in the acquisition.  Also on October 1, 2010, we completed the acquisition of the operations of and selected assets of Attalla Health Care, a 182 bed skilled nursing facility located in Gadsden, Alabama, for a purchase price of $9,800,000.  We did not assume any liabilities in the acquisition.  Both of these entities were owned by the same private individuals.  Through the Operations Transfer Agreements, we obtained control of the two facilities effective October 1, 2010.

Effective November 1, 2010 we entered into an assignment and transfer agreement for the remaining two skilled nursing facilities (the “G2 facilities”) with the prior operator to assign the operating leases of these facilities and transfer the operations to the Company.  Under the assigned lease agreement, we will be operating the G2 facilities under a non-cancelable operating lease that expires on April 30, 2022 and includes two additional ten year renewal periods.  The lease agreement requires total monthly rent payments of $125,000 increasing by 3% on May 1 each year.  On November 1, 2010, we were required to pay $375,000 for a security deposit and $125,000 in advance rent to be applied at the end of the lease term.

In a separate transaction with the prior operator of the G2 facilities, we acquired the remaining lease and operating rights and are required to provide the prior operator $4,350,000 in cash, $1,250,000 in common stock of the Company, and a promissory note for $500,000.  Additionally, we have agreed to enter into consulting agreements with certain principles of the prior operator.  The consulting agreements will be for a

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period of three years with combined consulting fees of $500,000 per year.  As of September 30, 2010, we paid $1,400,000 in escrow deposits.

On November 4, 2010, we entered a purchase agreement to acquire a 106 bed skilled nursing facility located in Sylva, North Carolina.  The purchase price is $6,100,000.  We paid a $200,000 earnest money deposit upon signing the purchase agreement.  We expect this transaction to close in the fourth quarter of 2010 with the Company taking control in 2011.

We are currently evaluating acquisition opportunities in addition to those described above and we continue to seek new opportunities to further our growth strategy.  No assurances can be made that any of these opportunities will be determined to be appropriate or that they may be acquired on terms acceptable to us.

Segments

Our business operates in six segments:  Midwest and southeast division skilled nursing facilities, Midwest and southeast division assisted living facilities, home health and management and development.  Our company operates facilities in two regions of the United States which we identify as the Midwest Division and the Southeast Division.  The Midwest Division includes skilled nursing facilities, assisted living facilities and home health operations located in Ohio.  The Southeast Division includes skilled nursing facilities and an assisted living facility which are located in Alabama and Georgia.  In our skilled nursing and assisted living segments, we operate, have ownership interests in or lease twenty-one facilities for which we collect fees from the residents of those facilities.  Profits/losses are generated to the extent that the monthly patient fees exceed the costs associated with operating those facilities.  In our home health segment profits/losses are generated to the extent that the monthly patient fees exceed the costs associated with providing services to patients in their homes.  In our management and development segment, we manage an aggregate of eight assisted living facilities, nursing homes and an independent living campus all of which are owned by third parties.  With respect to these facilities, we receive a management fee based on the revenue generated by the facilities.  Within our management and development segment, we provide development, consulting and accounting services to third parties.  In these instances, we receive a fee for providing those services.  These fees vary from project to project, with the development fee in most cases being based on a percentage of the total cost to develop the project.

Because our overhead costs are relatively fixed, our management team believes that the keys to profitable operations of our business are achieving higher occupancy in the long-term care facilities that we own and/or manage, and increasing the number of home health care providers that we have in the field.

We entered the home healthcare field with the acquisition of Assured Health Care in January, 2005.  Our management team believes that we have an infrastructure in place to support more offices and a larger number of home health care professionals which will allow us to increase the number of patients served.  During 2008, we began providing home health services to residents in assisted living facilities that we own and manage.  This cross-selling initiative has proven beneficial to Assured Health Care by increasing our revenue and beneficial to the residents of assisted living by providing them skilled services that otherwise are not available in the assisted living setting.  These actions along with continued marketing efforts to expand our market share within the region we serve have improved the profitability of Assured Health Care.

In addition to improving our existing operations, our management team believes that there are significant opportunities to continue the growth of our business.  Our nursing homes, assisted living facilities and independent living facilities operate in the senior living facilities market.  Our management believes that this market is one of the most dynamic and rapidly growing sectors within the healthcare space.  We believe the trends are encouraging as a result of two key industry drivers:  positive demographics, due to the aging of America, coupled with the limited supply of senior living facilities.  Our strategy is to be opportunistic by exploiting these trends and growing both internally and through strategic acquisitions.

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Corporate Information

Our principal executive offices are located at 5057 Troy Road, Springfield, Ohio 45502, and our telephone number is (937) 964-8974.  We maintain a website at www.adcarehealth.com.

Employees

As of November 30, 2010, we had approximately 2300 total employees of which 1900 were full time employees.

The Offering

Common stock offered by us……………………….	None
Common stock offered by selling stockholders……	2,857,143 shares(1)
Total number of shares of common stock outstanding immediately prior to this offering, as of December 13, 2010……………………………….	7,959,415 shares (2)

Assuming the conversion of all convertible notes at a conversion price of $4.13 per share, and the sale of all of such shares, the total number of shares of common stock outstanding immediately after the offering………………………………………………

10,816,558 shares
Use of Proceeds	We will not receive any proceeds from the resale of the common stock by the selling shareholders.
Risk Factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment.  Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

NYSE AMEX Market Symbol	“ADK”

(1)

The convertible notes are initially convertible into 2,857,143 shares of common stock, based on a conversion price of $4.13.  Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes, or initially 3,428,581 shares.

(2)

Excludes (i) 187,680 shares of our common stock issuable upon exercise of outstanding options, at a weighted-average exercise price of $1.67; (ii) 4,355,205 shares of our common stock issuable upon exercise of outstanding warrants, at a weighted-average exercise price of $2.61; and (iii) 69,000 shares of our common stock available for future issuance under our existing equity plans.

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RISK FACTORS

Investing in our common stock involves a high degree of risk.  Please consider carefully the risk factors described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, as amended from time to time, each of which are incorporated by reference in this prospectus, in any future filings made by us with the SEC and incorporated by reference in this prospectus, and the additional risk factors set forth below.  The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.  Please also refer to the section below entitled "Cautionary Notice Regarding Forward-Looking Statements."

We intend to expand our business into new areas of operation.

Our business model calls for seeking to acquire existing cash flowing operations and to expand our operations and branch out into other related areas of business.  While we intend to retain our focus on the health care industry, our success will largely depend on our ability to expand into new areas of business within our general industry.  As a result, we expect to experience all of the risks that generally occur with expansion into new areas.  Many of these risks are out of our control, including risks such as:

•

adapting our management systems and personnel into new areas of business;

•

integrating new businesses into our structure;

•

acquisition and operation of new businesses in the Southeastern United States, a geographic region in which have not historically operated;

•

obtaining adequate financing under acceptable terms;

•

where applicable, securing joint venture arrangements with local hospitals, churches, universities, and other entities;

•

retention of key personnel, customers and vendors of the acquired business;

•

impairments of goodwill and other intangible assets; and

•

contingent and latent risks associated with the past operations of, and other unanticipated costs and problems arising in, an acquired business.

If we are unable to successfully integrate the operations of an acquired business into our operations, we could be required to undertake unanticipated changes.  These changes could have a material adverse effect on our business.  Since we went public in November, 2006, we have not expanded into new areas of business.

We may need additional financing to complete our long-term acquisition and expansion plans, and we do not have commitments for additional financing.

To achieve our growth objectives, we will need to obtain sufficient financial resources to fund our expansion, development and acquisition activities.  We believe we may need to secure debt financing in order to help us leverage our equity resources and make further acquisitions. As of September 30, 2010 we had an accumulated deficit of $11,505,553 and working capital of approximately $4,608,155.  Our cumulative losses have, in the past, made it difficult for us to borrow adequate funds on what management believed to be commercially reasonable terms.  There can be no assurance that adequate financing will be available on terms that are acceptable to us, if at all.  In addition, our Board of Directors may elect to use our stock as "currency" in acquiring additional businesses.  If so, our stockholders may experience dilution.

We currently have lines of credit in place which may be insufficient to satisfy short-term cash needs.

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In March of 2010, we increased our available line of credit with Huntington National Bank to $200,000 in order to assist with cash flow.  As of September 30, 2010, approximately $87,000 was used in operation of the Company.  We have also established a $191,000 line of credit using funds from our non-qualified deferred compensation plan.  Members of this plan, which is only available to senior management, authorized the transfer of funds to establish the line of credit with interest accruing at 8%.  We withdrew $191,000 from the deferred employee compensation plan and deposited the funds into an interest bearing savings account.  We intend to use the savings to fund temporary operating cash short falls.  We repaid the withdrawn funds to the plan at the end of 2009 with interest that accrued at 8%.  In January 2010, we reestablished the line of credit from the non-qualified deferred compensation plan with the same terms as 2009.  The funds are presently used in the operation of the Company.  Additionally, on October 29, 2010, AdCare subsidiaries ADK Powder Springs Operator, LLC, ADK Lumber City Operator, LLC, ADK Jeffersonville Operator, LLC, ADK LaGrange Operator, LLC, and ADK Thomasville Operator, LLC (collectively, the “Borrowers”) entered into a Credit Agreement with lender, Gemino Healthcare Finance, LLC (the “Lender”), to provide a credit facility in the maximum amount of $5,000,000. The initial term of the Credit Facility will expire on October 29, 2013.  Borrowing under the Credit Facility is not limited to use by the Borrowers and may be used for various business purposes. Conditions of the Credit Agreement require the Borrowers to pay interest on a minimum balance of $1,000,000.  Consequently, the Borrowers drew $1,000,000 at closing and we have retained the proceeds for use as working capital in the operation of our facilities.

Businesses typically use lines of credit to finance short-term and unexpected cash needs.  There can be no assurances that these lines of credit will be sufficient in the event of an acute cash deficit.  Therefore, we intend to secure additional lines of credit or increases in our existing lines but we can provide no assurance that it will be available on acceptable terms, if at all, or that the amount of any line of credit obtained will be sufficient to handle future cash needs as they arise.

Our business depends on reimbursement under federal and state programs, and legislation or regulatory action may reduce or otherwise adversely affect the amount of reimbursements.

Our revenues are heavily dependent on payments administered under the Medicare and Medicaid programs. The economic downturn has caused many states to institute freezes on or reductions in Medicaid reimbursements to address state budget concerns.  Moreover, for the 2010 federal fiscal year, CMS effectively reduced our Medicare reimbursement rates; for the 2011 federal fiscal year, CMS is implemented changes to the Resource Utilization Group classification system, which may impact our Medicare revenues adversely.

In addition to these reductions, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, and additional operational requirements, could adversely affect us.

We have a history of operating losses and may incur losses in the future as we expand.

For the year ended December 31, 2009, for amounts attributable to the Company, we had a net income of $440,283 compared to a net loss of $1,076,178 for the year ended December 31, 2008.  For the nine month period ending September 30, 2010, we had a net loss attributable to the Company of $1,700,304.  There can be no assurance that we will be able to operate profitably as we expand.  As of the nine month period ending September 30, 2010, we have working capital of approximately $4,608,155.

Management's plans with the objective of improving liquidity and profitability in future years encompass the following:

•

refinancing debt where possible to obtain more favorable terms.

•

increase facility occupancy.

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•

add additional management contracts.

•

acquire existing cash flowing operations to expand our operations and branch out into other related areas of business.

Management believes that the actions that will be taken by the Company provide the opportunity for the Company to improve liquidity and achieve profitability.  However, there can be no assurance that such events will occur.

Assisted living and skilled nursing facility financial stability could be negatively impacted by the current economic conditions.

Approximately 11% of our skilled nursing occupants and nearly all the occupants of our assisted living facilities rely on their personal investments and wealth to pay for their stay in our facilities.  Recent declines in market values of investments could limit their ability to pay for services or shorten the period of time for which they can pay privately for their stay.  The declining market for the sale of homes could limit their ability to sell their personal assets further reducing their ability to remain in our facilities.  Furthermore, adult children who have recently become unemployed may decide to care for their parent at home so that their parent's income may help offset some of their own financial burdens.  During 2010, we have experienced lower occupancy in our assisted living facilities and believe it may be due in part to our potential customers’ response to the current economic conditions.  We do not believe lower occupancy in our assisted living facilities represents a trend.

We are engaged in an evolving and highly-regulated industry, which increases the cost of doing business and may require us to change the way our business is conducted.

Health care is an area of extensive and frequent regulatory change.  Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, cost of doing business, and amounts of reimbursements from the government and other payers.  Our assisted living residences and nursing homes are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities.  We are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies.  A failure to comply with applicable requirements could cause us to be fined or could cause the cessation of our business, which would have a material adverse effect on our company.

The manner and the extent to which assisted living is regulated at the federal and state level is evolving.  Changes in the laws or new interpretations of existing laws may have a significant effect on our methods and costs of doing business.  Our success will depend partially on our ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses.  Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to the residents and revisions in licensing and certification standards.  We believe that our operations do not presently violate any existing federal or state laws.  But there can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

State and federal regulatory changes also affect our business.

Because of the nature of our business, changes to both state and federal regulations may impact the pricing for our services and the methods of reimbursement.  Changes which reduce the amount which we can charge for our services or delay or reduce the amount of our reimbursement could have a material adverse effect upon our business.

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An expanded Federal program is underway to recover Medicare overpayments.

The Medicare Modernization Act of 2003 established a three year demonstration project to recover overpayments and identify underpayments on Medicare claims from hospitals, skilled nursing facilities and home health agencies through a review of claims previously paid by Medicare beginning in October, 2007.  Medicare contracted nationwide with third parties known as Recovery Audit Contractors (“RAC”) to conduct these reviews commonly referred to as RAC Audits.  Due to the success of the program, the Tax Relief and Healthcare Act of 2006 made the program permanent and mandated its expansion to all 50 states by 2010.  As of September 30, 2010, we have not received notification that any of our claims are subject to RAC Audits however, we can make no assurances that our claims will not be selected for RAC Audits in the future and if they are the extent to which these audits may reduce our revenue or otherwise hinder cash flow.  For the year ended December 31, 2009, approximately 30% of our patient care revenue was from Medicare.

State Certificate of Need laws and other regulations could negatively impact our ability to grow our nursing home business.

Many states in which we could expand, have adopted Certificate of Need or similar laws that generally require that a state agency approve certain nursing home acquisitions and determine the need for certain nursing home bed additions, new services, capital expenditures, or other changes prior to the acquisition or addition of beds or services, the implementation of other changes, or expenditure of capital.  State approvals are generally issued for specified maximum expenditures and require implementation of the proposal within a specified period of time.  Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition, or other change, and can also result in sanctions or adverse action on the center's license and adverse reimbursement action.  There can be no assurance that we will be able to obtain Certificate of Need approval for all future projects requiring the approval, or that approvals will be timely.

Due to the high-risk circumstances in which we conduct business, we may encounter liability claims in excess of insurance coverage.

The provision of health care services entails an inherent risk of liability.  In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs.  We currently maintain $1,000,000 in liability insurance for any one exposure.  This insurance is intended to cover malpractice and other lawsuits.  Although we believe that it is in keeping with industry standards, there can be no assurance that claims in excess of our limits will not arise.  Any such successful claims could have a material adverse effect upon our financial condition and results of operations.  Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract and retain business.  In addition, our insurance policies must be renewed annually and there can be no assurance that we will be able to retain coverage in the future or, if coverage is available, that it will be available on acceptable terms.

We encounter intense competition from competitors, many of whom have greater resources than AdCare.

The long-term care industry is highly competitive and we believe that it will become even more competitive in the future.  Our assisted living facilities and nursing homes compete with numerous companies providing similar long-term care alternatives, such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers.  We compete with national companies such as HCR Manor Care, Alterra and Extended Care with respect to both our nursing home and assisted living facilities.  We also compete with locally owned entities as well as Health Care Facilities-HCF on a regional basis.  Historically, we have found that the entry of one or more of these competitors into one of our established markets can reduce both our occupancy and the rates we are able to charge to our customers. In the past, we have found national publicly traded competitors who are willing to enter into a market already served by us.  When these competitors experienced lower than expected occupancies, they relied on their greater financial resources to reduce their rates in order to increase occupancy.  This resulted in our occupancies decreasing below expected levels. Eventually, demographics

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improved and rates stabilized.  However, there can be no assurance that similar events will not occur in the future which could limit our ability to attract residents or expand our business and that could have a negative effect on our financial condition, results of operations, and prospects.  We can provide no assurance that competitive pressures will not have a material adverse effect on us.

The home health care business is also highly competitive.  Since we first acquired Assured Health Care in 2005, its operations remain relatively centralized in the Dayton, Ohio area.  However, in that area, Assured faces competition from several sources including, without limitation, Fidelity Nursing Home Systems, Kettering Network Home Care, GEM City Home Care, Greene Memorial Hospital Home Care, and Community Springfield.

Our business is very labor intensive, we operate in smaller markets with limited personnel resources, and our success is tied to our ability to attract and retain qualified employees.

We compete with other providers of home health care, nursing home care, and assisted living with respect to attracting and retaining qualified personnel.  We depend on the availability of Registered Nurses and Licensed Practical Nurses to provide skilled care to our nursing home residents.  According to the Ohio Hospital Association, the supply of nurses nationwide is predicted to be 800,000 short of demand by 2020.  Another study conducted by Dr. David I. Auerbach for the journal Health Affairs estimated the shortage to increase to 340,000 by 2020.  According to the Bureau of Labor Statistics, "employment of registered nurses is expected to grow 23 percent [or 587,000 jobs] from 2006 to 2016, much faster than the average for all occupations".  The Bureau of Labor Statistics also reports "employment of LPNs is expected to grow 14 percent [or 105,000 jobs] between 2006 and 2016, faster than the average for all occupations, in response to the long-term care needs of an increasing elderly population and the general increase in demand for health care services".  While the experts may not agree on the size of the shortage, they all appear to agree that there is and will continue to be a shortage.  Because of the small markets in which we operate, shortages of nurses and/or trained personnel may require us to enhance our wage and benefit package in order to compete and lure qualified employees from more metropolitan areas.  To date, we have been able to adequately staff all of our operations.  However, we can provide no assurance that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

We are dependent on our management team and the loss of any of these individuals would harm our business.

Our future success depends largely upon the management experience, skill, and contacts of our officers and directors, in particular, David A. Tenwick, our Chairman, Gary L. Wade, our President and CEO, Scott Cunningham, our Chief Financial Officer, and Christopher Brogdon, our Vice-Chairman and Chief Acquisitions Officer.  Mr. Wade, Mr. Cunningham, and Mr. Tenwick have each signed employment contracts that are effective through September 2011.  Mr. Brogdon is not currently a party to an employment contract with us.  Loss of the services of any or all of these officers could be materially detrimental to our operations.  In addition, due to the location of our corporate headquarters in a smaller urban region, we may experience difficulty attracting senior managers in the future.

Our business is largely dependent on short-term management contracts that may not be renewed from year to year.

For the years ended December 31, 2009 and 2008, approximately 7.0% and 7.2%, respectively, of our total revenues were generated from management contracts to manage senior living and long-term care facilities.  These contracts generally have terms of three years with options to renew at the end of the term.  Each contract can be terminated without cause by either party on nine months notice and may be terminated earlier for cause.  There can be no assurance that the contracts will be renewed at the end of the present terms, or that our customers will not exercise their ability to terminate the contracts earlier.  Our home healthcare business enters into one year contracts with various agencies to provide home care services to clients and members of those agencies.  There can be no assurance that existing contracts will be renewed in 2010 or later.

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We own multiple parcels of real estate and could be subject to environmental liability for hazardous substances found on any of those parcels, whether or not we caused the contamination.

While we are not aware of any potential problems at this time, we own multiple parcels of real estate, each of which is subject to various federal, state, and local environmental laws, ordinances, and regulations.  Many of these laws and regulations provide that a current or previous owner of real property may be held liable for the cost of removing hazardous or toxic substances, including materials containing asbestos that would be located on, in, or under the property.  These laws and regulations often impose liability whether or not the owner or operator knew, or was responsible for, the presence of the hazardous or toxic substances.  The cost of the removal is generally not limited under the laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator.  The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral.  If any of our properties were found to have environmental issues, we may be required to expend significant amounts to rehabilitate the property and we may be subject to significant liability.

The price of our securities may be subject to fluctuation.

The market price of our common stock and warrants will likely be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control.  These factors include:

•

variations in our operating results;

•

changes in the general economy, and more specifically the Ohio economy or in the local economies in which we operate;

•

the financial markets; the state and length of the present bear market and when the market may recover;

•

the departure of any of our key executive officers and directors;

•

the level and quality of securities analysts’ coverage for our common stock;

•

announcements by us or our competition of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•

changes in federal, state, and local health-care regulations to which we are subject; and

•

future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our management substantially controls all major decisions.

Our directors and officers beneficially own approximately 31% of our outstanding common shares.  Therefore, our directors and officers will be able to influence major corporate actions required to be voted on by stockholders, such as the election of directors, the amendment of our charter documents, and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets, and liquidation.  Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness.  This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

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As we expand our operations, we may open or manage facilities that are geographically near other facilities that we operate or manage.

While the facilities that we own and manage are sufficiently well-spaced so that they do not currently compete for business, there can be no assurance in the future, as we grow, that circumstances will not arise where facilities which we own and/or manage will compete with each other for patients.  If this were to occur, it may damage our relationships with facilities that we manage that could result in the termination of our management agreements.

The requirements of being a public company may strain our resources and distract our management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.  These requirements may place a strain on our systems and resources.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition.  The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and, although not currently required, a report by our independent registered public accountants addressing these assessments.  During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required.  This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Takeover defense provisions may adversely affect the market price of our common stock.

Various provisions of Ohio corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover.  In addition, the existence of these provisions may adversely affect the market price of our common stock and warrants.  These provisions include:

•

a requirement that special meetings of stockholders be called by our Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•

staggered terms among our directors with these classes of directors and only one class to be elected each year;

•

advance notice requirements for stockholder proposals and nominations; and

•

availability of “blank check” preferred stock.

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Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

Our Articles of Incorporation and Code of Regulations provide for the indemnification of our officers and directors.  We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company.  Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain or maintain profitability.

The number of shares being registered for resale is significant in relation to our outstanding shares and trading volume and sales of substantial amounts of our common stock may adversely affect our market price.

As of November 30, 2010 we had 7,959,415 shares of common stock outstanding and our average weekly trading volume during the four full weeks prior to November 30, 2010 was 209,000 shares.  The convertible notes are convertible at the option of the holders into 2,857,143 shares of our common stock at an initial conversion price of $4.13 per share.  We filed a registration statement with the SEC, of which this prospectus is a part, for the public resale of the shares of common stock issuable upon conversion of the convertible notes.  Accordingly, so long as the registration statement remains effective, the common stock issued upon conversion of the convertible notes will be freely tradable in the public markets without restriction and sales of a substantial number of shares could occur at any time during such period.  Such sales may adversely affect the prevailing market prices of our common stock.  In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could be used to satisfy short positions, and anticipated conversion of the convertible notes into shares of our common stock could depress the price of our common stock.

The conversion price of the convertible notes is subject to adjustment and, if adjusted, will result in dilution to our existing holders of common stock.

The convertible notes are convertible, at any time following their issuance, into shares of our common stock at an initial conversion price of $4.13 per share, which is equal to an initial conversion rate of 242.1308 shares per $1,000 principal amount of the notes.  The initial conversion price is subject to full-ratchet anti-dilution protection, such that if and whenever we issue or sell any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the conversion price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then, subject to certain exceptions, immediately after such Dilutive Issuance the conversion price then in effect shall be reduced to an amount equal to the New Issuance Price.  If the conversion price is reduced, the convertible notes will be convertible into additional shares of our common stock without the payment of any additional consideration, resulting in dilution to our then existing holders of common stock.  There can be no assurance that an event that results in a reduction of the conversion price will not occur.

The full-ratchet anti-dilution protection feature of the convertible notes may restrict our ability to raise equity capital in the future.

We have agreed, for so long as any convertible notes remain outstanding, that the conversion price of the convertible notes will, immediately following the occurrence of a Dilutive Issuance, be reduced to an amount equal to the New Issuance Price.  The convertible notes’ anti-dilution protection feature may restrict our ability to raise capital through equity financing in the future, or result in even more dilution to our then existing holders of common stock.  If we need to raise additional capital and cannot raise such capital or obtain additional financings on terms satisfactory to us, we may have to reduce our capital expenditures, scale back our development projects, reduce our workforce or take other actions that may have an adverse effect on our business operations and financial results.

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Upon the occurrence of various events of default and change of control transactions, the convertible notes provide the holders with the right to require us to redeem the convertible notes for cash.  We may not have the funds necessary to redeem the convertible notes for cash, or any such redemption of the convertible notes could leave us with little or no working capital for operations or capital expenditures.

Upon a change of control transaction, each noteholder has the right to require us to redeem all or any portion of such noteholder's convertible note at a redemption price equal to the greater of (i) the product obtained by multiplying the principal amount being redeemed, plus any accrued and unpaid interest, plus any other charges (collectively, the “Redemption Amount”) by 110%, and (ii) the product of (A) the Redemption Amount being redeemed multiplied by (B) the quotient determined by dividing (1) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the change of control and (y) the public announcement of such change of control and ending on the date the holder delivers its redemption notice to us, by (2) the conversion price then in effect. In addition, the convertible notes allow each investor to require us to redeem the convertible notes upon the occurrence of various events of default.  In such a situation, we may be required to redeem all or part of the convertible notes, including any accrued interest, redemption premiums and penalties.  If holders of the convertible notes elect to have us redeem their notes if an event of default or a change of control occurs, we may be unable to repay the full redemption amount in cash.  Even if we were able to pay the full Redemption Amount in cash, any such repayment could leave us with little or no working capital for our business.  We have not established a sinking fund for payment of our obligations under our convertible notes, nor do we anticipate doing so.  Any failure to pay amounts due under the convertible notes may also constitute an event of default under the terms of our other credit facilities existing at the time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements.  The risks and uncertainties described in this prospectus are not the only ones we face.  New factors emerge from time to time, and it is not possible for us to predict which will arise.  There may be additional risks not presently known to us or that we currently believe are immaterial to our business.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.  Under such circumstances, you may lose all or part of your investment.

Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.  You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

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DESCRIPTION OF PRIVATE PLACEMENT AND MATERIAL TERMS OF THE NOTES

On October 26, 2010, we entered into a securities purchase agreement with certain accredited investors (“the Purchasers”) to sell and issue to the Purchasers in reliance on Section 4(2) of the Securities Act an aggregate of $11,050,000 in principal amount of convertible notes, bearing 10.0% interest per annum payable quarterly in cash in arrears beginning December 31, 2010.  On October 29, 2010, we entered into an amendment and joinder agreement to effectuate the sale of an additional $750,000 in principal amount of convertible notes.  The initial sale of $11,050,000 in principal amount of convertible notes occurred on October 26, 2010, and the subsequent sale of $750,000 in principal amount of convertible notes occurred on October 29, 2010.

Approximately $3.5 million in principal amount of the Notes were issued in exchange for, and as a result of the cancellation of, an equal principal amount of promissory notes previously issued on September 30, 2010, as reported by us in a Form 8-K filed with the SEC on October 6, 2010.  Accordingly, the financing resulted in gross proceeds to us of approximately $8.3 million before deduction of placement agent fees and offering expenses.  C. K. Cooper & Company acted as lead placement agent for the financing, with GVC Capital, LLC and Cantone Research Partners serving as co-placement agents.  The placement agents received a fee of $780,000 in the aggregate for services rendered in that capacity.  The financing resulted in net proceeds to us of approximately $7,500,000, after deducting total fees of approximately $800,000 including the placement agent fee and other legal and accounting expenses relating to the financing.  The net proceeds from the financing are being used by the Company for expansion.

The convertible notes are convertible, at any time following their issuance, into shares of common stock at an initial conversion price of $4.13 per share, which is equal to an initial conversion rate of 242.1308 shares per $1,000 principal amount of the Notes.  The initial conversion price, which is equal to 115% of the 15-day volume-weighted average price of our common stock prior to the initial closing of the financing, is subject to (i) adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event, and (ii) full-ratchet anti-dilution protection, such that if and whenever on or after the closing date, we issue or sell, or are deemed to have issued or sold, any shares of common stock (but excluding “excluded securities” (as defined in the convertible notes) and shares of common stock deemed to have been issued or sold by the Company in connection with any excluded securities) for a consideration per share (the “New Issuance Price”) less than a price equal to the conversion price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the conversion price then in effect shall be reduced to an amount equal to the New Issuance Price.  However, no convertible note is convertible to the extent that its conversion would cause the holder to be the beneficial owner of more than 4.99% (or 9.99% upon the election of the holder) of our common stock immediately after giving effect to such conversion.

Further, unless we first obtain the approval of our stockholders as required by the applicable rules of the NYSE Amex, in no event shall we be obligated to issue any shares of our common stock upon conversion of the convertible notes if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion of the convertible notes without breaching our obligations under the rules and regulations of the NYSE Amex.

The convertible notes are unsecured and subordinated in right of payment to existing and future senior indebtedness.

The convertible notes mature on October 26, 2013.  However, if after six (6) months from the closing of the transaction, the common stock trades at or above 200% of the conversion price for 20 out of 30 consecutive trading days, with an average daily trading volume of over 50,000 shares, then we may, subject to the satisfaction of certain other conditions, redeem the convertible notes in cash at a price equal to the sum of (i) 100% of the principal being redeemed plus (ii) any accrued and unpaid interest on the principal, plus late

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charges, if any (the principal amount being redeemed, plus any accrued and unpaid interest, plus any other charges, is collectively referred to in this prospectus as the “Redemption Amount”).

In addition, holders may require us to redeem all or a portion of their convertible notes upon a change of control transaction, as described in the convertible notes, at a redemption price in cash equal to the greater of (i) 110% of the Redemption Amount being redeemed and (ii) the product of (A) the Redemption Amount being redeemed multiplied by (B) the quotient determined by dividing (1) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the change of control and (y) the public announcement of such change of control and ending on the date the holder delivers its redemption notice to us, by (2) the conversion price then in effect.

Additionally, the Notes may become immediately due and payable upon an “event of default,” which, with respect to each convertible note, generally includes, without limitation, each of the following:

•

any registration failure under the terms of the registration rights agreement;

•

the suspension from trading or failure of the common stock to be listed on the NYSE Amex or any other national securities exchange for a period of five (5) consecutive trading days or for more than an aggregate of fifteen (15) trading days in any 365-day period;

•

our (A) failure to cure a conversion failure by delivery of the required number of shares of common stock within the time period specified in the convertible notes, or (B) notice of our intention not to comply with a request for conversion of any convertible notes into shares of common stock;

•

failure to pay any amount of principal, interest or other amounts when and as due under the convertible notes (if such failure continues beyond the expiration of any applicable cure or grace periods);

•

specific events of bankruptcy, insolvency, reorganization or liquidation;

•

our breach of any material warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition of any transaction document which is curable, only if such breach continues for a period of at least ten (10) days; and

•

any event of default occurs with respect to any other convertible note.

If a convertible note is redeemed in connection with an event of default, we will be required to pay a redemption amount equal the greater of (i) the product obtained by multiplying (A) the Redemption Amount, by (B) 125% in the case of any events of default described in the first four bullet points above, or the sixth bullet point above, or 100% in the case of the an event of default described in the fifth bullet point above, or (ii) the product obtained by multiplying (X) the number of shares then issuable upon conversion of the convertible notes, by (Y) the highest closing sale price of our common stock during the period between the event of default and delivery of redemption notice.

We intend to make all required payments on the convertible notes, and we believe that we have a reasonable basis for our belief that we will have the financial ability to do so.

Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes.  The convertible notes are initially convertible into 2,857,143 shares of common stock, based on a conversion price of $4.13 per share.  Thus, 120% of 2,857,143 shares equals 3,428,581 shares (after adjustments for rounding), which is the number of shares we are registering for resale as a secondary offering pursuant to the registration statement of which this prospectus forms a part.  We are required to use our best

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efforts to have the registration statement declared effective as soon as practicable (but in no event later than 90 days after the closing of the financing if the registration statement is not subject to a full review by the SEC, or 120 days if the registration statement is subject to a full review by the SEC).  If we do not have an effective registration statement by the deadline, we will be subject to certain monetary penalties, as set forth in the registration rights agreement.  The monetary penalties will accrue at the rate of 1.0% of the initial principal amount of the convertible notes, payable on every thirtieth day after the day of the registration failure until such failure is cured (all such periods to be pro rated for periods totaling less than thirty days).  In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the convertible notes, then we will be required to file additional registration statements to register the resale of any shares excluded from the originally filed registration statement.  Our registration obligations terminate with respect to any investor, on the earlier of (i) the date as of which such investor may sell all of the shares of common stock covered by the applicable registration statement without restriction or limitation pursuant to SEC Rule 144 and without the requirement to be in compliance with SEC Rule 144(c)(1) relating to the availability of adequate current public information with respect to the Company, or (ii) the date on which such investor shall have sold all of the shares of common stock covered by such applicable registration statement.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares.  We will not receive any proceeds from the resale of the registered common stock by the selling shareholders.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the convertible notes.  For additional information regarding the issuance of those convertible notes, see the section of this prospectus entitled “Description of Private Placement and Material Terms of the Notes.”  We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.  Except for the ownership of the convertible notes issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.  Each of the selling stockholders has represented to us that the convertible notes held by such selling stockholder were purchased in the ordinary course of business.  Each of the selling stockholders has further represented to us that such selling stockholder at the time of purchase of the convertible notes did not have any agreement or understanding, directly or indirectly, with any person to distribute the convertible notes or any common stock issuable upon conversion of the convertible notes.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders.  The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the convertible notes, as of October 29, 2010, assuming conversion of all convertible notes held by the selling shareholders on that date, without regard to any limitations on conversions.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of at least 120% of the maximum number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date of the registration statement is initially filed with the SEC.  Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the convertible notes, a selling shareholder may not convert the convertible notes to the extent such conversion would cause such selling shareholder, together with its affiliates, to beneficially

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own a number of shares of common stock which would exceed 4.99% (or 9.99% upon the election of the holder) of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination of shares of common stock issuable upon conversion of the convertible notes which have not been converted.  The number of shares in the second column does not reflect this limitation.  The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name and Address of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
CNH Diversified Opportunities Master Account, L.P. c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	87,168	87,168	0
AQR DELTA Sapphire Fund, L.P. c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	87,168	87,168	0
AQR Funds – AQR Diversified Arbitrage Fund c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	537,531	537,531	0
AQR Opportunistic Premium Offshore Fund, L.P. c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	130,751	130,751	0
Advanced Series Trust – AST Academic Services Portfolio c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	58,112	58,112	0
AQR DELTA Master Account, L.P. c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	523,003	523,003	0

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AQR Absolute Return Master Account, L.P. c/o AQR Capital Management, LLC 2 Greenwich Plaza, 3rd Floor Greenwich, CT 06830	29,056	29,056	0
Brio Capital LP 401 East 34th St., Suite South 33C New York, NY 10016	43,584	43,584	0
Oberweis Micro-Cap Fund. 3333 Warrenwille Road, Suite 500 Lisle, IL 60532	145,279	145,279	0
Attosa Financial LLC 766 Shrewsbury Avenue Tinton Falls, NJ 07724	1,016,950	1,016,950	0
Anthony J. Cantone 766 Shrewsbury Avenue Tinton Falls, NJ 07724	145,279	145,279	0
Strome Alpha Offshore Ltd. 100 Wilshire Blvd. #1750 Santa Monica, CA 90401	290,557	290,557	0
Steven G. Hill 1221 Azalea Cr. Hollywood, FL 33019	14,528	14,528	0
Double H Investment Co. 1022 Jefferson Street Hollywood, FL 33019	14,528	14,528	0
Alpha Capital Anstalt 150 Central Park South, 2nd Floor New York, NY 10019	72,640	72,640	0
Stuart B. Hill 11400 SW 23rd Pl. Davie, FL 33325	14,528	14,528	0
High Capital Funding, LLC 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328	72,640	72,640	0
Strome Family Foundation 100 Wilshire Blvd., #1750 Santa Monica, CA 90401	145,279	145,279	0
TOTAL	3,428,581	3,428,581	0

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be affected in transactions, which may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales;

•

sales pursuant to Rule 144;

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broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

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a combination of any such method of sale; and

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any other method permitted pursuant to applicable law.

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If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved.)  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name and names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $35,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in

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accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio.  Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock.

EXPERTS

Battelle & Battelle LLP, an independent registered public accounting firm, audited our consolidated financial statements included in our 2009 Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report which has been incorporated by reference, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring to those publicly available documents.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

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Our Quarterly Reports for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, on Forms 10-Q filed with the SEC on May 17, 2010, August 16, 2010, and November 15, 2010, respectively.

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Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on April 2, 2010.

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010.

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Our Current Reports on Form 8-K filed with the SEC (excluding any information which is furnished and not filed with the SEC) on January 4, 2010, March 11, 2010, April 14, 2010, May 18, 2010, June 10, 2010, June 28, 2010, July 6, 2010, August 5, 2010 (as amended by Form 8-K/A filed August 16, 2010), August 25, 2010, September 7, 2010, October 6, 2010 (as first amended by Form 8-K/A filed December 15, 2010 and as finally amended by Form 8-K/A filed January 6, 2011), November 1, 2010, November 4, 2010, November 10, 2010, November 22, 2010, December 3, 2010 and January 6, 2011.

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The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A12B filed with the SEC on November 7, 2006 incorporating the description contained in our Registration Statement on Form SB-2, File No. 333-131542, as originally filed with the SEC on February 23, 2006 and as subsequently amended.

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All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

AdCare hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus.  Request for such copies should be directed to AdCare Health Systems, Inc., 5057 Troy Road, Springfield, Ohio 45502-9032, Attention:  Scott Cunningham, Chief Financial Officer.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.

Any statement contained in a document incorporated by reference or deemed incorporation by reference in this prospectus or any prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus and such prospectus supplement to the extent that a statement contained in this prospectus, any prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference modified, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus or prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

While indemnification for liabilities under the Securities Act of 1933 is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim of indemnification against such liabilities (other than our payment of expenses

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incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Act.  We will be governed by the final adjudication of the issue.

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